Capital Bancorp Reports Results for 2018
Rockville, Maryland, February 8, 2019 – Capital Bancorp, Inc. (the “Company”) (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the “Bank”), today reported net income of $3.5 million, or $0.25 per diluted share, for the fourth quarter of 2018. In comparison, for the fourth quarter of 2017, we reported a net loss of $0.6 million, or $(0.06) per diluted share, as we incurred one-time expenses and lost revenue related to our credit card system conversion of $4.6 million. For the twelve months ended December 31, 2018, net income grew 79.6% year over year to $12.8 million, or $1.02 per diluted share. In comparison, net income for the twelve months ended December 31, 2017 was $7.1 million, or $0.62 per diluted share after giving effect to the one time items in the fourth quarter of 2017. Return on average assets was 1.27% and return on average equity was 12.26% for the fourth quarter of 2018. For the comparable period in 2017, the return on average assets was (0.25)% and the return on average equity was (3.11)%.
2018 Highlights

•
During the fourth quarter of 2018, the underwriters of the Company’s initial public offering that closed on September 28, 2018,  purchased an additional 334,310 shares of the Company’s common stock for approximately $3.9 million in connection with the exercise in full of their option to purchase additional shares. The Company issued and sold an aggregate of 1,834,310 shares of its common stock in the offering, raising approximately $21.4 million of primary capital to support growth.

•	Net income increased to $3.5 million for fourth quarter of 2018 compared to a net loss of $644 thousand for the fourth quarter of 2017.

•
Book value per share increased 20.7% to $8.38 at December 31, 2018 from $6.94 at December 31, 2017, driven by earnings growth of the Company and the impact of the initial public offering of common stock.

•
In the fourth quarter, total loans increased $44.9 million or 4.7% to $1.0 billion at December 31, 2018, compared to $955.4 million at September 30, 2018. Total loans increased $112.8 million or 12.7% from $887.4 million at December 31, 2017.

•
In the fourth quarter, total deposits increased 4.8% to $955.2 million at December 31, 2018, compared to $911.1 million at September 30, 2018, and increased by $50.3 million from $904.9 million at December 31, 2017.

•	For the twelve months ended December 31, 2018, average noninterest bearing deposits increased 22.8% to $215.8 million, compared to $175.7 million for the twelve months ended December 31, 2017.

•
Net interest margin, for the three months ended December 31, 2018, increased 52 basis points to 5.46% compared to 4.94% for the three months ended December 31, 2017, primarily due to non-recurring foregone interest and fees on our credit card portfolio in the fourth quarter of 2017. Net interest margin decreased 10 basis points compared to the quarter ended September 30, 2018.

•
Asset quality remained steady during 2018, as non-performing assets as a percentage of total assets totaled 0.44% at December 31, 2018 compared to 0.54% at December 31, 2017. For the quarter, net chargeoffs to average loans were 0.09%, down 2 bps from September 30, 2018.

•	OpenSky®, the Bank's secured, digitally driven nationwide credit card platform, realized benefits of cost initiatives and scale to meaningfully lower its operating costs on a per open accounts basis.

•
Church Street Mortgage, the Bank's residential mortgage banking arm, remained profitable for the quarter even as volumes fell from previous levels. During the quarter, the fintech digital mortgage platform was successfully launched.

“We continued to execute our strategy in the fourth quarter, posting net income of $3.5 million,” stated Ed Barry, the Company’s Chief Executive Officer.  “Our disciplined approach to client selection contributed to the expansion of core net interest margin excluding credit card. Loan and deposits growth accelerated during the quarter, and we were also able to capitalize on market disruption and hire some great talent on the sales front.”

COMPARATIVE FINANCIAL HIGHLIGHTS (unaudited)
	Quarter Ended		4th Quarter	Twelve Months Ended
	December 31,		2018 - 2017	December 31,		2018 - 2017
(in thousands except per share data)	2018	2017	% Change	2018	2017	% Change
Earnings Summary
Interest income	$18,238	$14,681	24.2%	$69,127	$56,666	22.0%
Interest expense	3,348	2,120	57.9%	11,239	7,755	44.9%
Net interest income	14,890	12,561	18.5%	57,888	48,911	18.4%
Provision for loan losses	500	785	(36.3)%	2,140	2,655	(19.4)%
Noninterest income	3,466	2,968	16.8%	16,124	15,149	6.4%
Noninterest expense	13,094	13,327	(1.7)%	54,123	47,306	14.4%
Income before income taxes	4,762	1,417	236.1%	17,749	14,099	25.9%
Income tax expense	1,276	2,061	(38.1)%	4,982	6,990	(28.7)%
Net income (loss)	$3,486	$(644)	(641.3)%	$12,767	$7,109	79.6%
Weighted average common shares - Basic(1)	13,554	11,270	20.3%	12,116	11,261	7.6%
Weighted average common shares - Diluted(1)	13,866	11,626	19.3%	12,462	11,428	9.0%
Earnings per common share - Basic(1)	$0.26	$(0.06)	(533.3)%	$1.05	$0.63	66.7%
Earnings per common share - Diluted(1)	$0.25	$(0.06)	(516.7)%	$1.02	$0.62	64.5%
Return on average assets	1.27%	(0.25)%	(608.0)%	1.22%	1.17%	4.3%
Return on average equity	12.26%	(3.11)%	(494.2)%	13.94%	14.75%	(5.5)%
(1) Gives effect to a four-for-one common stock split completed effective August 15, 2018.

	Quarter Ended		4th Quarter	Quarter Ended
	December 31,		2018 - 2017	September 30,	June 30,	March 31,
(in thousands except per share data)	2018	2017	% Change	2018	2018	2018
Balance Sheet Highlights
Assets	$1,105,058	$1,026,009	7.7%	$1,072,905	$1,067,786	$1,017,613
Investment securities	46,932	54,029	(13.1)%	48,067	49,799	51,706
Mortgage loans held for sale	18,526	26,344	(29.7)%	21,373	21,370	17,353
Loans	1,000,268	887,420	12.7%	955,412	920,783	900,033
Allowance for loan losses	11,308	10,033	12.7%	10,892	10,447	10,157
Deposits	955,240	904,899	5.6%	911,116	938,364	897,153
Borrowings and repurchase agreements	7,332	13,260	(44.7)%	28,239	14,445	12,071
Senior promissory note	—	2,000	(100.0)%	—	—	—
Subordinated debentures	15,393	15,361	0.2%	15,386	15,378	15,369
Total stockholders' equity	114,564	80,119	43.0%	106,657	86,994	83,453
Tangible common equity	114,564	80,119	43.0%	106,657	86,994	83,453
Common shares outstanding	13,672	11,537	18.5%	13,191	11,661	11,595
Tangible book value per share	$8.38	$6.94	20.7%	$8.09	$7.46	$7.19

Operating Results
Net interest margin increased 52 basis points to 5.46% for the three months ended December 31, 2018 as compared to 4.94% for the three months ended December 31, 2017, largely due to non-recurring foregone interest and fees on our credit card portfolio during our system conversion in the fourth quarter of 2017. For the three months ended December 31, 2018, our average interest-earning assets increased by $73.8 million, compared to the three months ended December 31, 2017, while the average yield on our interest-earning assets increased by 91 basis points. In addition, our average interest-bearing liabilities increased by $2.5 million from the fourth quarter of 2017 to the fourth quarter of 2018, with the respective average rate increasing by 66 basis points. As a result, net interest income increased $2.3 million, or 18.5%, to $14.9 million for the three months ended December 31, 2018 compared to the same period in 2017.
For the twelve months ended December 31, 2018, net interest margin was 5.59%, an increase of 47 basis points over the same period in 2017. This increase included an average interest-earning assets increase of $80.3 million and an average interest-bearing liabilities increase of $23.9 million compared to the same twelve month period in 2017. In addition, the average yields on interest-earning assets and interest-bearing liabilities increased 74 basis points and 44 basis points , respectively. Net interest income increased $9.0 million , or 18.4% for the twelve months ended December 31, 2018 compared to the same period in 2017.
During the three months ended December 31, 2018, we recorded a provision for loan losses of $500 thousand on net chargeoffs for the fourth quarter of 2018 of $83 thousand, or 0.01% of average loans, annualized. During the three months ended December 31, 2017, our provision for loan losses was $785 thousand, as net chargeoffs for the fourth quarter of 2017 were $444 thousand, or 0.05% of average loans, annualized. For the twelve months ended December 31, 2018 and 2017, our provision for loan losses was $2.1 million and $2.7 million, respectively. Our allowance for loan losses was $11.3 million, or 1.13% of loans, at December 31, 2018, which provided approximately 242% coverage of nonperforming assets at such date, compared to $10.0 million, or 1.13% of loans, and approximately 186% coverage of nonperforming assets at December 31, 2017.
Noninterest income was $3.5 million and $3.0 million for the three months ended December 31, 2018 and 2017, respectively. For the twelve months ended December 31, 2018 and 2017, noninterest income was $16.1 million and $15.1 million, respectively. The increase in noninterest income during the twelve months ended December 31, 2018 was driven by increases in credit card fees partially offset by lower mortgage banking revenue. Noninterest income decreased $774 thousand during the three months ended December 31, 2018 related primarily to decreases in credit card fees and mortgage banking revenue.
Noninterest expense was $13.1 million and $13.3 million for the three months ended December 31, 2018 and 2017, respectively, and $54.1 million and $47.3 million for the twelve months ended December 31, 2018 and 2017, respectively. The increase in noninterest expense during the twelve-month period ended December 31, 2018 was driven primarily by increases in data processing costs, salaries and benefits, occupancy, and other expenses. During the fourth quarter of 2017, we converted our credit card processing system to a new vendor to further scale the business. Due to projected growth of our credit card, mortgage and commercial banking businesses, data processing costs will continue to be a significant expense.
Income tax expense was $5.0 million for the twelve months ended December 31, 2018, as compared to $7.0 million for the same period in 2017, a decrease of 28.7% as a result of the Tax Cuts and Jobs Act of 2017 which reduced the corporate tax rate to 21% beginning in 2018.

Financial Condition
Total assets at December 31, 2018 were $1.1 billion, up 7.7% as compared to $1.0 billion at December 31, 2017. Gross loans were $1.0 billion, excluding mortgage loans held for sale, as of December 31, 2018, compared to $887.4 million at December 31, 2017, an increase of 12.7%. Deposits were $955.2 million at December 31, 2018, an increase of 5.6%, as compared to $904.9 million at December 31, 2017.
Nonperforming assets were $4.8 million, or 0.44% of total assets, as of December 31, 2018. Comparatively, nonperforming assets were $5.5 million, or 0.54% of total assets, at December 31, 2017. Of the $4.8 million in total nonperforming assets as of December 31, 2018, nonperforming loans represented $4.7 million, of which troubled debt restructurings amounted to $284 thousand. Also included in nonperforming assets at such date was other real estate owned which represented $142 thousand.
Stockholders’ equity totaled $114.6 million as of December 31, 2018, compared to $80.1 million at December 31, 2017. The increase was due to increased earnings and the initial public offering, including the exercise in full by the underwriters of their option to purchase additional shares, of approximately $21.4 million. As of December 31, 2018, the Bank's capital ratios continue to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands except per share data)	2018	2017	2018	2017
Interest income
Loans, including fees	$17,774	$14,214	$67,229	$54,996
Investment securities available for sale	255	284	1,041	1,067
Federal funds sold and other	209	183	857	602
Total interest income	18,238	14,681	69,127	56,665
Interest expense
Deposits	2,916	1,802	9,792	6,434
Borrowed funds	432	318	1,447	1,321
Total interest expense	3,348	2,120	11,239	7,755
Net interest income	14,890	12,561	57,888	48,910
Provision for loan losses	500	785	2,140	2,655
Net interest income after provision for loan losses	14,390	11,776	55,748	46,255
Noninterest income
Service charges on deposits	119	125	484	460
Credit card fees	1,439	(15)	6,048	4,014
Mortgage banking revenue	2,097	2,799	9,477	10,377
Loss on sale of investment securities available for sale	—	—	(2)	—
Loss on sale of foreclosed real estate	(21)	(52)	(21)	(52)
Loss on disposal of premises and equipment	(276)	(77)	(276)	(77)
Other fees and charges	108	187	414	427
Total noninterest income	3,466	2,967	16,124	15,149
Noninterest expenses
Salaries and employee benefits	6,081	5,551	25,164	23,819
Occupancy and equipment	1,078	1,052	4,319	3,829
Professional fees	759	484	2,124	1,875
Data processing	3,618	5,127	15,439	10,621
Advertising	347	470	1,460	1,922
Loan processing	266	285	1,077	1,409
Other real estate expenses, net	(10)	(82)	28	19
Other operating	955	439	4,512	3,814
Total noninterest expenses	13,094	13,326	54,123	47,308
Income before income taxes	4,762	1,417	17,749	14,096
Income tax expense	1,276	2,061	4,982	6,990
Net income	$3,486	$(644)	$12,767	$7,106

Consolidated Balance Sheets (unaudited)
(in thousands except per share data)	December 31, 2018	December 31, 2017
Assets
Cash and due from banks	$10,431	$8,189
Interest bearing deposits at other financial institutions	22,007	40,356
Federal funds sold	2,285	3,766
Total cash and cash equivalents	34,723	52,311
Investment securities available for sale	46,932	54,029
Restricted investments	2,503	2,369
Loans held for sale	18,526	26,344
Loans receivable, net of allowance for loan losses	988,960	877,387
Premises and equipment, net	2,975	2,601
Accrued interest receivable	4,462	3,867
Deferred income taxes	3,654	3,382
Foreclosed real estate	142	93
Prepaid income taxes	90	1,532
Other assets	2,091	2,094
Total assets	$1,105,058	$1,026,009

Liabilities
Deposits
Noninterest bearing	$242,259	$196,635
Interest bearing	712,981	708,264
Total deposits	955,240	904,899
Securities sold under agreements to repurchase	3,332	11,260
Federal Home Loan Bank advances	2,000	2,000
Other borrowed funds	17,393	17,361
Accrued interest payable	1,565	1,084
Other liabilities	10,964	9,286
Total liabilities	990,494	945,890

Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding at December 31, 2018 and 2017	—	—
Common stock, $.01 par value; 49,000,000 shares authorized; 13,672,479 and 11,537,196 issued and outstanding at December 31, 2018 and 2017, respectively(1)	137	115
Additional paid-in capital(1)	49,321	27,051
Retained earnings	65,701	53,200
Accumulated other comprehensive loss	(595)	(247)
Total stockholders' equity	114,564	80,119
Total liabilities and stockholders' equity	$1,105,058	$1,026,009
(1) Shares of common stock authorized, issued and outstanding and additional paid-in capital totals have been adjusted to reflect the four-for-one stock split completed effective August 15, 2018.

The following tables show the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended December 31,
	2018			2017
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$35,797	$161	1.78%	$48,263	$168	1.38%
Federal funds sold	1,509	9	2.39%	2,184	6	1.10%
Restricted stock	3,229	39	4.75%	2,411	9	1.50%
Investment securities	47,365	255	2.14%	55,290	284	2.04%
Loans(2)(3)(4)	994,110	17,774	7.09%	900,095	14,214	6.27%
Total interest earning assets	1,082,010	18,238	6.69%	1,008,243	14,681	5.78%
Noninterest earning assets	8,557			9,844
Total assets	$1,090,567			$1,018,087
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$683,389	2,916	1.69%	$698,866	1,802	1.02%
Borrowed funds	49,998	432	3.43%	32,023	318	3.94%
Total interest bearing liabilities	733,387	3,348	1.81%	730,889	2,120	1.15%
Noninterest bearing liabilities:
Noninterest bearing liabilities	10,022			9,560
Noninterest bearing deposits	234,357			195,607
Stockholders’ equity	112,801			82,031
Total liabilities and stockholders’ equity	$1,090,567			$1,018,087

Net interest spread(5)			4.88%			4.63%
Net interest income		$14,890			$12,561
Net interest margin(6)			5.46%			4.94%
Net interest margin excluding credit card portfolio			4.28%			4.27%
_______________

(1)	Annualized.

(2)	Includes loans held for sale.

(3)	Includes nonaccrual loans.

(4)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(5)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(6)	Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

	Twelve Months Ended December 31,
	2018			2017
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$41,858	$687	1.64%	$45,385	$481	1.06%
Federal funds sold	1,537	27	1.79%	1,451	14	0.96%
Restricted stock	2,724	143	5.26%	2,521	108	4.27%
Investment securities	50,074	1,041	2.08%	52,419	1,067	2.04%
Loans(1)(2)(3)	939,538	67,229	7.16%	853,703	54,996	6.44%
Total interest earning assets	1,035,731	69,127	6.67%	955,479	56,666	5.93%
Noninterest earning assets	10,001			9,467
Total assets	$1,045,732			$964,946
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$689,311	9,792	1.42%	$671,639	6,434	0.96%
Borrowed funds	39,170	1,447	3.70%	32,893	1,321	4.02%
Total interest bearing liabilities	728,481	11,239	1.54%	704,532	7,755	1.10%
Noninterest bearing liabilities:
Noninterest bearing liabilities	9,828			8,164
Noninterest bearing deposits	215,833			175,707
Stockholders’ equity	91,590			76,543
Total liabilities and stockholders’ equity	$1,045,732			$964,946

Net interest spread(4)			5.13%			4.83%
Net interest income		$57,888			$48,911
Net interest margin(5)			5.59%			5.12%
Net interest margin excluding credit card portfolio			4.28%			4.31%
_______________

(1) Includes loans held for sale.
(2) Includes nonaccrual loans.
(3) Interest income includes amortization of deferred loan fees, net of deferred loan costs.
(4) Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.
(5) Net interest margin is a ratio calculated as annualized net interest income divided by average interest earning assets for the same period.

HISTORICAL FINANCIAL HIGHLIGHTS (unaudited)
	Quarter Ended
(in thousands except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Earnings:
Net income (loss)	$3,486	$3,146	$3,145	$2,990	$(644)
Earnings per common share, diluted(1)	$0.25	$0.26	$0.26	$0.25	$(0.06)
Net interest margin	5.46%	5.56%	5.49%	5.79%	4.94%
Net interest margin excluding credit card portfolio	4.28%	4.26%	4.25%	4.25%	4.27%
Return on average assets	1.27%	1.19%	1.22%	1.19%	(0.25)%
Return on average equity	12.26%	13.69%	14.77%	14.86%	(3.11)%
Efficiency ratio	71.34%	74.21%	73.64%	73.66%	85.82%
Balance Sheet:
Loans	$1,000,268	$955,412	$920,783	$900,033	$887,420
Deposits	955,240	911,116	938,364	897,153	904,899
Total assets	1,105,058	1,072,905	1,067,786	1,017,613	1,026,009
Asset Quality Ratios:
Nonperforming assets to total assets	0.44%	0.42%	0.35%	0.39%	0.54%
Nonperforming loans to total loans	0.47%	0.44%	0.35%	0.41%	0.61%
Net chargeoffs to average loans (YTD annualized)	0.09%	0.11%	0.16%	0.17%	0.15%
Allowance for loan losses to total loans	1.13%	1.14%	1.13%	1.13%	1.13%
Allowance for loan losses to non-performing loans	241.68%	257.83%	320.78%	273.66%	185.57%
Bank Capital Ratios:
Total risk based capital ratio	12.25%	12.36%	12.34%	12.30%	12.03%
Tier 1 risk based capital ratio	11.00%	11.11%	11.09%	11.05%	10.78%
Leverage ratio	9.06%	9.03%	8.91%	8.83%	8.55%
Common equity Tier 1 ratio	11.00%	11.11%	11.09%	11.05%	10.78%
Tangible common equity	8.89%	8.72%	8.58%	8.78%	8.46%
Composition of Loans:
Residential real estate	$407,844	$388,141	$366,465	$354,818	$342,684
Commercial real estate	278,691	276,726	271,800	269,357	259,853
Construction real estate	157,586	144,012	149,192	150,820	144,932
Commercial and industrial	122,263	113,473	101,752	96,927	108,982
Credit card	34,673	33,821	32,522	28,757	31,507
Other	1,202	1,270	1,244	1,149	1,053
Mortgage Metrics (CSM only):
Origination of loans held for sale	$70,826	$81,665	$95,570	$87,279	$109,892
Proceeds from loans held for sale, net of gains	73,883	80,603	89,936	93,955	111,851
Purchase volume as a % of originations	86.7%	92.7%	85.1%	55.4%	48.1%
Gain on sale of loans	$1,920	$2,227	$2,239	$2,092	$2,569
Gain on sale as a % of loans sold	2.3%	2.7%	2.4%	2.2%	2.3%
Credit Card Portfolio Metrics:
Total active customer accounts	169,981	170,160	166,661	158,362	149,226
Total loans	$34,673	$33,821	$32,522	$28,757	$31,506
Total deposits at the Bank	$59,954	$59,978	$58,951	$56,333	$53,625
(1) Gives effect to a four-for-one common stock split completed effective August 15, 2018.

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the eighth largest bank headquartered in Maryland. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp has assets of approximately $1.1 billion at December 31, 2018 and its common stock is traded on the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995). These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com